Exhibit 99.1

Contact Ultragenyx Pharmaceutical Inc.

844-758-7273

For Media, Bee Nguyen

For Investors, Robert Anstey

FOR IMMEDIATE RELEASE:

Ultragenyx Announces Closing of Initial Public Offering and Exercise

of Underwriters’ Option to Purchase Additional Shares

NOVATO, CA – February 5, 2014 – Ultragenyx Pharmaceutical Inc., a biopharmaceutical company focused on the development of novel products for rare and ultra-rare diseases, today announced the closing of its initial public offering of 6,624,423 shares of common stock at an initial public offering price of $21.00 per share, which includes the exercise in full by the underwriters of their option to purchase up to 864,054 additional shares of common stock. All of the shares of common stock were offered by Ultragenyx. The company’s common stock is listed on The NASDAQ Global Select Market under the ticker symbol “RARE.” Ultragenyx estimates net proceeds from the offering to be approximately $126.4 million, after deducting underwriting discounts and commissions and estimated offering expenses.

J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as the joint book-running managers for the offering. Cowen and Company, LLC is acting as lead manager, and Canaccord Genuity Inc. is acting as co-manager.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on January 30, 2014. Copies of the registration statement, as amended, can be accessed through the SEC’s website at www.sec.gov. Copies of the final prospectus relating to this offering may be obtained from J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014 or via email at prospectus@morganstanley.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ultragenyx

Ultragenyx is a development-stage biopharmaceutical company committed to bringing to market novel products for the treatment of rare and ultra-rare diseases, with an initial focus on serious, debilitating metabolic genetic diseases. Founded in 2010, the company has rapidly built a diverse portfolio of product candidates with the potential to address diseases for which the unmet medical need is high, the biology for treatment is clear, and for which there are no approved therapies.

The company is led by a management team experienced in the development and commercialization of rare disease therapeutics. Ultragenyx’s strategy is predicated upon time and cost-efficient drug development, with the goal of delivering safe and effective therapies to patients with the utmost urgency.

For more information on Ultragenyx, please visit the company’s website at www.ultragenyx.com.